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                                                                    EXHIBIT 99.1

            RELEASE: IMMEDIATE

                          GETTY REALTY CORP. ANNOUNCES
                        FINANCIAL RESULTS FOR THE QUARTER
                              ENDED MARCH 31, 2005

      JERICHO, NY, MAY 4, 2005 --- Getty Realty Corp., (NYSE-GTY) today reported its financial results for the quarter ended March 31, 2005.

      Net earnings were $11.4 million for the quarter ended March 31, 2005, as compared with $9.2 million for the comparable prior year period. Net earnings for the quarter ended March 31, 2005 increased by 25%, or $2.3 million, over the comparable period in 2004 due to an increase in rental revenue, primarily attributable to recently acquired properties, and a net decrease in expenses, principally environmental expenses.

      Funds from operations, or FFO, increased $2.3 million to $13.3 million and adjusted funds from operations, or AFFO, increased $2.5 million to $12.4 million for the quarter ended March 31, 2005 compared to the prior year period principally due to the increase in net earnings described above. AFFO increased more than FFO on both a dollar and percentage basis due to $0.2 million lower deferred rental revenues (which are included in FFO, but excluded from AFFO) recorded for the quarter ended March 31, 2005 as compared to the prior year period. FFO and AFFO are supplemental non-GAAP measures of the performance of real estate investment trusts and are defined and reconciled to net earnings in the financial tables at the end of this release.

      Earnings per share for the quarter ended March 31, 2005 increased $0.09 per share to $0.46 per share as compared to the prior year period. FFO per share and AFFO per share each increased $0.10 per share to FFO of $0.54 per share and AFFO of $0.50 per share for the quarter ended March 31, 2005 as compared to the quarter ended March 31, 2004.

      Revenues from rental properties for the quarter ended March 31, 2005 were $17.4 million as compared to $16.5 million for the prior year period. Rent received for the quarter ended March 31, 2005 was $16.5 million as compared with $15.4 million for the prior year period. The increase in rent received was primarily due to rental income from properties acquired in November 2004 and rent escalations, and was partially offset by the effect of lease terminations and property dispositions. In addition to rent received, revenues from rental properties include deferred rental revenues accrued due to recognition of rental income on a straight-line basis of $0.9 million for the quarter ended March 31, 2005 and $1.1 million for the prior year period.

      Environmental expenses, net of estimated recoveries, for the quarter ended March 31, 2005 were $0.1 million, as compared to $1.7 million for the quarter ended March 31, 2004. The decrease was due to a reduction in the net change in estimated environmental costs and accretion

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expense of $0.8 million and a reduction in legal fees of $0.4 million as compared to the prior year period. The decrease was also due to a $0.5 million credit recorded in the quarter ended March 31, 2005 to reduce environmental litigation loss reserves. The net change in estimated environmental costs and accretion expense aggregated $0.3 million for the current quarter compared to $1.0 million recorded in the comparable period last year.

      Rental property expenses, general and administrative expenses, depreciation and amortization expense, interest expense and other income, net for the quarter ended March 31, 2005 each were comparable to respective amounts recorded for the prior year period.

      The results for the quarter ended March 31, 2005 were minimally impacted by the acquisition of 23 convenience store and retail motor fuel fee properties in Virginia that was completed on March 25, 2005. The consolidated balance sheet as of March 31, 2005 includes an aggregate of approximately $29.0 million in land and buildings and improvements related to the acquisition, as well as the debt incurred to finance the transaction. Getty estimates that the acquisition will be accretive to its annualized net earnings, FFO and AFFO in the amount of approximately $0.03, $0.04 and $0.03 per share, respectively. FFO per share is calculated by adding back depreciation and amortization expense of $0.01 per share to net earnings per share. AFFO per share is calculated by subtracting deferred rental revenues of $0.01 per share from FFO per share.

      Mr. Liebowitz, Getty's Chairman and CEO, stated, "I am excited about the contribution to our bottom line realized from our existing operations and the recently completed acquisitions, which results were in line with our expectations." Mr. Liebowitz added, "I am also pleased with the reduction in our environmental expenses for the current quarter. While our long-term expectation is that these expenses will decline as remediation projects progress through their lifecycle phases to completion, we anticipate that changes in reserves for estimated environmental expenses, net of recoveries from underground storage tank funds, and litigation will continue."

      Getty Realty's First Quarter Earnings Conference Call is scheduled for tomorrow, Thursday, May 5, 2005 at 9:00 a.m. Eastern Time. To participate in the conference call, please dial 719-457-2649 five to ten minutes before the scheduled start time and reference pass code 8024049. If you cannot participate in the live event, a replay will be available beginning on May 5, 2005 at noon though midnight, May 11, 2005. To access the replay, please dial 719-457-0820 and reference pass code 8024049.

      Getty Realty Corp. is the largest publicly-traded real estate investment trust in the United States specializing in ownership and leasing of motor fuel/convenience store properties and petroleum distribution terminals. The Company owns and leases over 1,050 properties in the Eastern United States.

      CERTAIN STATEMENTS IN THIS NEWS RELEASE CONSTITUTE "FORWARD LOOKING STATEMENTS" WITHIN THE MEANING OF PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. WHEN USED HEREIN, THE WORDS "BELIEVES", "EXPECTS", "PLANS", "PROJECTS", "ESTIMATES" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER

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FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE AND ACHIEVEMENTS OF THE
COMPANY TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. EXAMPLES OF SUCH FORWARD-LOOKING STATEMENTS INCLUDE ESTIMATES OF THE ACCRETIVE NATURE OF THE ACQUISITION COMPLETED ON MARCH 25, 2005 AND EXPECTATIONS ABOUT ENVIRONMENTAL EXPENSES AND LITIGATION.

                                     -more-

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                       GETTY REALTY CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        (in thousands, except share data)
                                   (unaudited)

                                                              March 31,   December 31,
                                                              ---------   ------------
                                                                2005          2004
                                                              ---------   ------------
Assets:
Real Estate:
   Land                                                       $ 171,891   $    156,571
   Buildings and improvements                                   199,454        190,019
                                                              ---------   ------------
                                                                371,345        346,590
   Less - accumulated depreciation and amortization            (104,908)      (106,463)
                                                              ---------   ------------
     Real estate, net                                           266,437        240,127

Deferred rent receivable                                         26,017         25,117
Cash and equivalents                                              1,603         15,700
Recoveries from state underground storage tank funds, net         5,583          5,437
Mortgages and accounts receivable, net                            4,187          3,961
Prepaid expenses and other assets                                   545            386
                                                              ---------   ------------
     Total assets                                             $ 304,372   $    290,728
                                                              =========   ============

Liabilities and Shareholders' Equity:

Debt                                                          $  38,745   $     24,509
Environmental remediation costs                                  20,426         20,626
Dividends payable                                                10,760         10,495
Accounts payable and accrued expenses                             7,958          9,595
                                                              ---------   ------------
     Total liabilities                                           77,889         65,225
                                                              ---------   ------------
Commitments and contingencies
Shareholders' equity:
   Common stock, par value $.01 per share; authorized
     50,000,000 shares; issued 24,712,861 at March 31, 2005
     and 24,694,071 at December 31, 2004                            247            247
   Paid-in capital                                              257,599        257,295
   Dividends paid in excess of earnings                         (31,363)       (32,039)
                                                              ---------   ------------
     Total shareholders' equity                                 226,483        225,503
                                                              ---------   ------------
     Total liabilities and shareholders' equity               $ 304,372   $    290,728
                                                              =========   ============

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                       GETTY REALTY CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)
                                   (unaudited)

                                           Three  months ended March 31,
                                           -----------------------------
                                             2005                2004
                                           --------             --------
Revenues from rental properties            $ 17,396             $ 16,511
Expenses:
  Rental property expenses                    2,624                2,521
  Environmental expenses, net                    63                1,732
  General and administrative expenses         1,311                1,377
  Depreciation and amortization expense       1,949                1,836
                                           --------             --------
    Total expenses                            5,947                7,466
                                           --------             --------
Operating income                             11,449                9,045
  Other income, net                             136                  133
  Interest expense                             (149)                 (21)
                                           --------             --------
Net earnings                               $ 11,436                9,157
                                           ========             ========

Net earnings per share:
  Basic                                    $    .46             $    .37
  Diluted                                  $    .46             $    .37

Weighted average shares outstanding:
  Basic                                      24,700               24,671
  Diluted                                    24,714               24,717

Dividends declared per share               $   .435             $   .425

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                      GETTY REALTY CORP. AND SUBSIDIARIES
                       RECONCILIATION OF NET EARNINGS TO
                           FUNDS FROM OPERATIONS AND
                         ADJUSTED FUNDS FROM OPERATIONS
                    (in thousands, except per share amounts)
                                  (unaudited)

                                              Three months ended March 31,
                                              ----------------------------
                                                2005                2004
                                              --------            --------
Net earnings                                  $ 11,436            $  9,157

Depreciation and amortization expense            1,949               1,836
Gains on sales of real estate                      (72)                  -
                                              --------            --------
Funds from operations                           13,313              10,993
Straight-line rent                                (900)             (1,116)
                                              --------            --------
Adjusted funds from operations                $ 12,413            $  9,877
                                              ========            ========

Diluted per share amounts (a):
  Earnings per share                          $    .46            $    .37
  Funds from operations per share             $    .54            $    .44
  Adjusted funds from operations per share    $    .50            $    .40

Diluted weighted average shares outstanding     24,714              24,717

IN ADDITION TO MEASUREMENTS DEFINED BY GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("GAAP"), GETTY ALSO FOCUSES ON FUNDS FROM OPERATIONS ("FFO") AND ADJUSTED FUNDS FROM OPERATIONS ("AFFO") TO MEASURE ITS PERFORMANCE. FFO IS GENERALLY CONSIDERED TO BE AN APPROPRIATE SUPPLEMENTAL NON-GAAP MEASURE OF PERFORMANCE OF REITS. FFO IS DEFINED BY THE NATIONAL ASSOCIATION OF REAL ESTATE INVESTMENT TRUSTS AS NET EARNINGS BEFORE DEPRECIATION AND AMORTIZATION, GAINS OR LOSSES ON SALES OF REAL ESTATE, NON-FFO ITEMS REPORTED IN DISCONTINUED OPERATIONS AND EXTRAORDINARY ITEMS. OTHER REITS MAY USE DEFINITIONS OF FFO AND OR AFFO THAT ARE DIFFERENT THAN GETTY'S AND, ACCORDINGLY, MAY NOT BE COMPARABLE.

GETTY BELIEVES THAT FFO IS HELPFUL TO INVESTORS IN MEASURING ITS PERFORMANCE BECAUSE FFO EXCLUDES VARIOUS ITEMS INCLUDED IN GAAP NET EARNINGS THAT DO NOT RELATE TO, OR ARE NOT INDICATIVE OF, GETTY'S FUNDAMENTAL OPERATING PERFORMANCE SUCH AS GAINS OR LOSSES FROM PROPERTY SALES AND DEPRECIATION AND AMORTIZATION. IN GETTY'S CASE, HOWEVER, GAAP NET EARNINGS AND FFO INCLUDE THE SIGNIFICANT IMPACT OF STRAIGHT-LINE RENT ON ITS RECOGNITION OF REVENUES FROM RENTAL PROPERTIES, WHICH LARGELY RESULTS FROM 2% ANNUAL RENTAL INCREASES SCHEDULED UNDER A MASTER LEASE. IN ACCORDANCE WITH GAAP, THE AGGREGATE MINIMUM RENT DUE OVER THE INITIAL FIFTEEN-YEAR TERM OF THE MASTER LEASE IS RECOGNIZED ON A STRAIGHT-LINE BASIS RATHER THAN WHEN DUE. AS A RESULT, GETTY PAYS PARTICULAR ATTENTION TO AFFO, A SUPPLEMENTAL NON-GAAP PERFORMANCE MEASURE THAT GETTY DEFINES AS FFO LESS STRAIGHT-LINE RENT. IN GETTY'S VIEW, AFFO PROVIDES A MORE ACCURATE DEPICTION OF THE IMPACT OF SCHEDULED RENT INCREASES UNDER THE MASTER LEASE, THAN FFO. NEITHER FFO NOR AFFO REPRESENT CASH GENERATED FROM OPERATING ACTIVITIES CALCULATED IN ACCORDANCE WITH GAAP AND THEREFORE SHOULD NOT BE CONSIDERED AN ALTERNATIVE FOR GAAP NET EARNINGS OR AS A MEASURE OF LIQUIDITY.

(a) Diluted per share amounts are computed by dividing net earnings, funds from operations and adjusted funds from operations, respectively, by the diluted weighted average shares outstanding during the period.

Contact:     Thomas J. Stirnweis

             (516) 478-5403